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                           LOAN AND SECURITY AGREEMENT




                                 by and between



                   LAMONTS APPAREL, INC., DEBTOR-IN-POSSESSION


                                       and


                          FOOTHILL CAPITAL CORPORATION





                          Dated as of January 12, 1995






















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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

     1.   DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . . . . . . .   1
          1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2   Accounting Terms . . . . . . . . . . . . . . . . . . . . . .   9
          1.3   Code . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          1.4   Construction . . . . . . . . . . . . . . . . . . . . . . . .   9
          1.5   Schedules and Exhibits.. . . . . . . . . . . . . . . . . . .   9

     2.   LOAN AND TERMS OF PAYMENT. . . . . . . . . . . . . . . . . . . . .  10
          2.1   Revolving Advances.. . . . . . . . . . . . . . . . . . . . .  10
          2.2   [Intentionally Omitted]. . . . . . . . . . . . . . . . . . .  10
          2.3   Overadvances . . . . . . . . . . . . . . . . . . . . . . . .  10
          2.4   Interest:  Rates, Payments, and Calculations . . . . . . . .  10
          2.5   Crediting Payments; Application of Collections . . . . . . .  11
          2.6   Statements of Obligations. . . . . . . . . . . . . . . . . .  12
          2.7   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     3.   CONDITIONS; TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . .  13
          3.1   Conditions Precedent to Initial Advance. . . . . . . . . . .  13
          3.2   Conditions Precedent to All Advances.. . . . . . . . . . . .  14
          3.3   Term; Automatic Renewal. . . . . . . . . . . . . . . . . . .  14
          3.4   Effect of Termination. . . . . . . . . . . . . . . . . . . .  14

     4.   CREATION OF SECURITY INTEREST. . . . . . . . . . . . . . . . . . .  14
          4.1   Grant of Security Interest . . . . . . . . . . . . . . . . .  14
          4.2   Negotiable Collateral. . . . . . . . . . . . . . . . . . . .  15
          4.3   Collection of Accounts, General Intangibles,
                Negotiable Collateral. . . . . . . . . . . . . . . . . . . .  15
          4.4   Delivery of Additional Documentation Required. . . . . . . .  15
          4.5   Power of Attorney. . . . . . . . . . . . . . . . . . . . . .  15
          4.6   Right to Inspect . . . . . . . . . . . . . . . . . . . . . .  16

     5.   REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . . . . . . . .  16
          5.1   No Prior Encumbrances. . . . . . . . . . . . . . . . . . . .  16
          5.2   Eligible Inventory . . . . . . . . . . . . . . . . . . . . .  16
          5.3   Location of Inventory. . . . . . . . . . . . . . . . . . . .  16
          5.4   Inventory Records. . . . . . . . . . . . . . . . . . . . . .  16
          5.5   Location of Chief Executive Office; FEIN . . . . . . . . . .  16
          5.6   Due Organization and Qualification . . . . . . . . . . . . .  16
          5.7   Due Authorization; No Conflict . . . . . . . . . . . . . . .  17
          5.8   Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.9   No Material Adverse Change in Financial Condition. . . . . .  17
          5.10  Intentionally Omitted. . . . . . . . . . . . . . . . . . . .  17
          5.11  Employee Benefits. . . . . . . . . . . . . . . . . . . . . .  17
          5.12  Environmental Condition. . . . . . . . . . . . . . . . . . .  18
          5.13  Reliance by Foothill; Cumulative . . . . . . . . . . . . . .  18

     6.   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . .  18
          6.1   Accounting System. . . . . . . . . . . . . . . . . . . . . .  18
          6.2   Monthly Reports. . . . . . . . . . . . . . . . . . . . . . .  19
          6.3   Financial Statements, Reports, Certificates. . . . . . . . .  19
          6.4   Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . .  20
          6.5   Designation of Inventory . . . . . . . . . . . . . . . . . .  20
          6.6   Store Openings and Closings. . . . . . . . . . . . . . . . .  20
          6.7   Inventory Audits . . . . . . . . . . . . . . . . . . . . . .  20
          6.8   Real Property Leases . . . . . . . . . . . . . . . . . . . .  21
          6.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.10  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.11  Change Name. . . . . . . . . . . . . . . . . . . . . . . . .  22

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          6.12  No Setoffs or Counterclaims. . . . . . . . . . . . . . . . .  22
          6.13  Location of Inventory. . . . . . . . . . . . . . . . . . . .  22
          6.14  Compliance with Laws . . . . . . . . . . . . . . . . . . . .  22
          6.15  Employee Benefits. . . . . . . . . . . . . . . . . . . . . .  22

     7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  23
          7.1   Distributions. . . . . . . . . . . . . . . . . . . . . . . .  23
          7.2   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .  23
          7.3   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          7.4   Restrictions on Fundamental Changes. . . . . . . . . . . . .  24
          7.5   Maintenance of Net Worth . . . . . . . . . . . . . . . . . .  24
          7.6   Extraordinary Transactions and Disposal of Assets. . . . . .  25
          7.7   Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . .  25
          7.8   Restructure. . . . . . . . . . . . . . . . . . . . . . . . .  25
          7.9   Prepayments. . . . . . . . . . . . . . . . . . . . . . . . .  25
          7.10  Change of Control. . . . . . . . . . . . . . . . . . . . . .  25
          7.11  Capital Expenditures . . . . . . . . . . . . . . . . . . . .  25
          7.12  Accounting Methods . . . . . . . . . . . . . . . . . . . . .  25
          7.13  Investments. . . . . . . . . . . . . . . . . . . . . . . . .  26
          7.14  Transactions with Affiliates . . . . . . . . . . . . . . . .  26
          7.15  Suspension . . . . . . . . . . . . . . . . . . . . . . . . .  26
          7.16  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  26


     8.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . .  26

     9.   FOOTHILL'S RIGHTS AND REMEDIES.. . . . . . . . . . . . . . . . . .  28
          9.1   Rights and Remedies. . . . . . . . . . . . . . . . . . . . .  28
          9.2   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . .  30

     10.  TAXES AND EXPENSES REGARDING THE COLLATERAL. . . . . . . . . . . .  30

     11.  WAIVERS; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  31
          11.1  Demand; Protest; etc.. . . . . . . . . . . . . . . . . . . .  31
          11.2  Foothill's Liability for Collateral. . . . . . . . . . . . .  31
          11.3  Indemnification. . . . . . . . . . . . . . . . . . . . . . .  31

     12.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.. . . . . . . . . . . .  32

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS. . . . . . . . . . . . . . . .  33

     15.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .  33
          15.1  Effectiveness. . . . . . . . . . . . . . . . . . . . . . . .  33
          15.2  Successors and Assigns . . . . . . . . . . . . . . . . . . .  33
          15.3  Section Headings . . . . . . . . . . . . . . . . . . . . . .  33
          15.4  Interpretation . . . . . . . . . . . . . . . . . . . . . . .  33
          15.5  Severability of Provisions . . . . . . . . . . . . . . . . .  34
          15.6  Amendments in Writing. . . . . . . . . . . . . . . . . . . .  34
          15.7  Counterparts; Telefacsimile Execution. . . . . . . . . . . .  34
          15.8  Revival and Reinstatement of Obligations . . . . . . . . . .  34
          15.9  Integration. . . . . . . . . . . . . . . . . . . . . . . . .  34
          15.10 Credit Card Agreements.. . . . . . . . . . . . . . . . . . .  34
          15.11 Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  35

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     SCHEDULES

     Schedule P-1        Permitted Liens
     Schedule 5.8        Litigation
     Schedule 5.12       Environmental Conditions
     Schedule 6.13       Inventory Locations
     Schedule 7.13       Investments
     Schedule 7.14       Affiliate Transactions

     EXHIBITS

     Exhibit B           Blocked Account Agreement

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                           LOAN AND SECURITY AGREEMENT



     This LOAN AND SECURITY AGREEMENT, is entered into as of January 12, 1995, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and LAMONTS APPAREL, INC., a Delaware corporation operating as debtor-in-possession ("Borrower"), with its chief executive office located at 3650 131st Street S.E., Bellevue, Washington 98006.

                                    RECITALS

          A. Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of January 13, 1994 (as amended prior to the date hereof, the "Original Loan Agreement"); and

          B. Borrower filed a case under Chapter 11 of the Bankruptcy Code on January 6, 1995, with the United States Bankruptcy Court for the Western District of Washington; and

          C. Borrower has requested Foothill to provide debtor-in-possession financing to Borrower, and Foothill has agreed to provide such financing on the terms and conditions set forth herein.

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

          "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

          "ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, book debts and right to payment for Inventory sold by Borrower which is not evidenced by an Instrument or Chattel Paper and all other forms of obligations owing to Borrower and all monies due or to become due to Borrower, in each case arising from Accounts or out of the sale of Inventory or Accounts, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "ACCRUED INVENTORY" means that Inventory which is: located in Borrower's distribution center and included in the distribution center's inventory reports, but has not yet been recorded in Borrower's RIM Inventory Report.

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "AGREEMENT" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

          "AUTHORIZED OFFICER" means Borrower's Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer or Secretary.

          "AVERAGE UNUSED PORTION OF MAXIMUM AMOUNT" on any date means: (a) the Maximum Amount on such date; LESS (b) the average Daily Balance of advances made by Foothill under SECTION 2.1 that were outstanding during the immediately preceding month.

          "BANKRUPTCY CASE" means Borrower's Chapter 11 case (No. 95-00100) in the Bankruptcy Court.

          "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C.
Section 101 ET SEQ.), as amended, and any successor statute.

          "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Western District of Washington in which the Bankruptcy Case is pending.

          "BANKRUPTCY COURT ORDER" means an order entered by the judge of the Bankruptcy Court approving Borrower's motion to borrow from Foothill, which order must be in form and substance satisfactory to Foothill.

          "BLOCKED ACCOUNT AGREEMENT" means that certain Depository Account Agreement substantially in the form of EXHIBIT B among Borrower, Foothill, and the Blocked Account Bank.

          "BLOCKED ACCOUNT BANK" means Seattle-First National Bank.

          "BORROWER" has the meaning set forth in the preamble to this Agreement.

          "BORROWER'S BOOKS" means all of Borrower's books, ledgers and records indicating, summarizing, or evidencing any of the Collateral and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information relating to any of the Collateral.

          "BORROWING BASE" has the meaning set forth in SECTION 2.1.

          "BUSINESS DAY" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "CHATTEL PAPER" means any "chattel paper" as such term is defined in the Code, now owned or hereafter acquired by Borrower and arising from Accounts or Inventory or Accounts sold by the Borrower.

          "CHANGE OF CONTROL" means the acquisition after the Closing Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by: (i) any Person (other than any Permitted Holder); or (ii) any group of Persons (excluding any Permitted Holders) who constitute a group (within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934), in either case, of any securities of Borrower such that, as a result of such acquisition, such Person or group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) forty percent (40%) or more of the collective voting power of Borrower's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Borrower, or (B) has the legal ability to elect a majority of the members of the Borrower's Board of Directors (other than by reason of the Stockholders' Voting Agreement).

          "CLOSING DATE" means the date on which all of the conditions precedent set forth in SECTION 3.1 are met.

          "CODE" means the California Uniform Commercial Code as in effect from time to time.

          "COLLATERAL" means each of the following: the Accounts; Borrower's Books; the Chattel Paper and Documents; the General Intangibles; the Inventory; the Instruments; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill and arising from Accounts or the sale of Inventory or Accounts; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, General Intangibles, Inventory, Instruments, Chattel Paper and Documents, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

          "DOCUMENTS" means "documents" as such term is defined in the Code, now owned or hereafter acquired by Borrower, and arising from Accounts or Inventory or Accounts sold by Borrower.

          "ELIGIBLE INVENTORY" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business that are located at Borrower's premises identified on SCHEDULE 6.13, are acceptable to Foothill in all respects in its reasonable credit judgment, and comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall include Accrued Inventory so long as Borrower's reporting of such Inventory is reasonably satisfactory to Foothill. Eligible Inventory shall not include restrictive or custom items, seasonal items (including "Christmas," Department No. 29), packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory at any location other than those set forth on
SCHEDULE 6.13, Inventory subject to a security interest or lien (other than Permitted Liens) in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, returned or defective goods, "seconds," and Inventory acquired on consignment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is treated, together with Borrower, as a single employer.

          "ERISA EVENT" shall mean any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan;
(iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing
of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

          "FEIN" means Federal Employer Identification Number.

          "FOOTHILL" has the meaning set forth in the preamble to this Agreement.

          "FOOTHILL ACCOUNT" shall have the meaning provided in the Blocked Account Agreement.

          "FOOTHILL EXPENSES" means all reasonable: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks drawn on, or endorsed by or on behalf of, Borrower; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "GENERAL INTANGIBLES" means any "general intangibles" as such term is defined in the Code, now owned or hereafter acquired by Borrower and arising from Accounts or Inventory or Accounts sold by Borrower.

          "HAZARDOUS MATERIALS" means all or any of the following:
(a) substances that are regulated under any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to regulate substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

          "INDEBTEDNESS" shall mean: (a) all obligations of Borrower for borrowed money; (b) all monetary obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other monetary obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other similar financial products; (c) all monetary obligations under capitalized leases; (d) all monetary obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such monetary obligation or liability is assumed; and (e) any monetary obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "INSTRUMENTS" means any "instrument" as such term is defined in the Code, now owned or hereafter acquired by Borrower and arising from Accounts or the sale of Inventory or Accounts, including, without limitation, certificated securities, negotiable instruments and all other writings which evidence a right to the payment of money, and which arise from Accounts or Inventory or Accounts sold by Borrower.

          "INVENTORY" means all present and future inventory in which Borrower has any interest, including, but not limited to, apparel, fashion accessories, cosmetics and health and beauty aids, giftware and small appliances and other goods held for sale or lease, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "LIEN" means a mortgage, pledge, lien, charge, encumbrance or security interest.

          "LOAN DOCUMENTS" means this Agreement, the Blocked Account Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, condition (financial or otherwise) or finances of Borrower or on the value of the Collateral to Foothill.

          "MAXIMUM AMOUNT" has the meaning set forth in SECTION 2.1(B).

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "NEGOTIABLE COLLATERAL" means all of Borrower's Instruments, Chattel Paper and Documents.

          "OBLIGATIONS" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and Borrower relating to the Loan Documents, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "ORIGINAL LOAN AGREEMENT" has the meaning set forth in RECITAL A.

          "OVERADVANCE" has the meaning set forth in SECTION 2.3.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "PERMITTED HOLDER" means: (i) any holder, record or beneficial, as of the Closing Date, of capital stock of Borrower; or (ii) any Permitted Transferee of any of the foregoing Persons.

          "PERMITTED LIENS" means: (a) liens and security interests held by Foothill; and (b) liens and security interests set forth on SCHEDULE P-1 attached hereto.

          "PERMITTED TRANSFEREE" means, with respect to any Person: (i) any Affiliate of such Person; (ii) any investment manager, investment advisor or partner, or any principal thereof, of such Person; and (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner, or any principal thereof, is such Person or a Permitted Transferee of such Person.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "PREPETITION OBLIGATIONS" means Borrower's obligations to Foothill under the Original Loan Agreement as of the date of filing of the Bankruptcy Case together with interest thereon and additional fees relating to outstanding letter of credit guarantees thereunder.

          "PROHIBITED TRANSACTION" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

          "QUALIFIED PLAN" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "REFERENCE RATE" means the highest of the variable rates of interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

          "MATURITY DATE" has the meaning set forth in SECTION 3.3.

          "REPORTABLE EVENT" shall mean any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA other than any such event with respect to which the thirty (30) day notice requirement is waived pursuant to the regulations under such section.

          "STOCKHOLDERS' VOTING AGREEMENT" means the Stockholders' Voting Agreement, dated as of October 30, 1992, by and among Borrower and certain of its stockholders identified on the signature page thereto.

          "TAX PAYMENT" means Borrower's obligations to the Internal Revenue Service in the amount of Five Hundred Three Thousand Nine Hundred Thirteen Dollars ($503,913), together with accrued interest and related penalties, fees or obligations arising from time to time.

          "UNFUNDED BENEFIT LIABILITY" means with respect to a Qualified Plan, the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year on an ABO basis.

          "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term

"including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1  REVOLVING ADVANCES.

                (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to the (i) lower of: (x) sixty percent (60%) of Borrower's cost of Eligible Inventory, net of customary reserves, and (y) thirty percent (30%) of the retail value of Eligible Inventory, net of customary reserves, LESS (ii) the amount of the Prepetition Obligations. As of the Closing Date, the reserves shall be in an amount equal to five percent (5%) of Borrower's cost of Eligible Inventory.

                (b) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Five Million Dollars ($5,000,000) (the "Maximum Amount").

          2.2   [INTENTIONALLY OMITTED]

          2.3 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTION 2.1 is greater than either the dollar or percentage limitations set forth in SECTION 2.1 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations.

          2.4   INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                (a) Interest Rate. All Obligations shall bear interest, on the average Daily Balance, at a rate of three percentage points (3.0%) above the Reference Rate.

                (b) Default Rate. All Obligations, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four and one-half percentage points (4.5%) above the Reference Rate.

                (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than nine percent (9%) per annum.

                (d) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall, to the extent lawful, thereafter accrue interest at the rate then applicable hereunder.

                (e) Computation. The Reference Rate as of this date is eight and one-half percent (8.5%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to legally agree upon the rate or Rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.5 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Banks pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for three (3) calendar days of `clearance' at the applicable rates set forth in SECTIONS 2.4(a) and 2.4(b) (applicable to advances under SECTION 2.1) on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Blocked Account Bank to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board three (3) calendar day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Blocked Account Agreement) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Blocked Account Agreement) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.6 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, not later than ten (10) Business Days after the end of each month, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty
(30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in SECTION 12, written objection thereto describing the error or errors contained in any such statements.

          2.7   FEES.  Borrower shall pay to Foothill the following fees:

                (a) Closing Fee. A one time closing fee of Twenty-Five Thousand Dollars ($25,000) which is earned, in full, and payable on the Closing Date;

                (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-half percent (.5%) per annum times the Average Unused Portion of the Maximum Amount;

                (c) Financial Examination and Appraisal Fees. Foothill's customary fee of Six Hundred Dollars ($600) per day per examiner, plus reasonable out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of Seven Hundred Fifty Dollars ($750) per day per appraiser, plus reasonable out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents. Prior to the occurrence of an Event of Default, Borrower shall only be obligated hereunder to pay for quarterly financial examinations and semi-annual appraisals; and

                (d) Loan Servicing Fee. On the first day of each month during the term of this Agreement, commencing February 1, 1995 and thereafter so long as any Obligations are outstanding, a loan servicing fee in an amount equal to Four Thousand Dollars ($4,000) per month.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Foothill to make the initial advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                (a) the Closing Date shall occur on or before January 20, 1995;

                (b)      The Bankruptcy Court Order shall have been entered;

                (c) To the extent Foothill deems them necessary, Foothill shall have received amendments to or replacements of each of the following documents, duly executed, and each such document shall be in full force and effect:

                         i)        the Blocked Account Agreement; and

                        ii)        a warehouseman's letter from Assembly
                              Transportation Distribution Systems, Inc., the manager of Borrower's distribution center in Kent, Washington.

                (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                (e) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                (f) Foothill shall have received certificates of corporate status with respect to Borrower, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing; and

                (g) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Foothill and its counsel.

          3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The following shall be conditions precedent to all advances hereunder:

                (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date (except to the extent that such representations and warranties relate to an earlier date);

                (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, nor shall either result from the making of the advance; and

                (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on February 28, 1995 (the "Maturity Date"). The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.4 EFFECT OF TERMINATION. On the date of termination, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

     4.   CREATION OF SECURITY INTEREST.

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than sales or returns in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. Foothill, Borrower, and the Blocked Account Bank shall enter into the Blocked Account Agreement pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including insurance proceeds, proceeds of cash sales, and credit card payments) in each case that constitute Collateral will be forwarded to Foothill on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including insurance proceeds and proceeds of cash sales of Inventory and Accounts) in each case that constitute Collateral that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill as received by Borrower.

          4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, security agreements, pledges, assignments, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form reasonably satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4; (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security constituting Collateral that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, during normal business hours, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

          5.2 ELIGIBLE INVENTORY. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality.

          5.3 LOCATION OF INVENTORY. The Inventory is not stored with a bailee, warehouseman, or similar party (unless set forth on SCHEDULE 6.13 or unless Borrower obtains Foothill's prior written consent) and is located only at the locations identified on SCHEDULE 6.13 or otherwise permitted by SECTION 6.13.

          5.4 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor. In the ordinary course of Borrower's business, Borrower regularly and timely marks down the cost and retail value of its Inventory so as to accurately reflect current values at all times.

          5.5 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. On the Closing Date, the chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 75-2076160.

          5.6 DUE ORGANIZATION AND QUALIFICATION. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect. Borrower uses the trade name Lamonts and uses the trade name Lamonts for Kids for its children's apparel division, and it does not presently use any other trade names.

          5.7 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

          5.8 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff, (b) matters disclosed on SCHEDULE 5.8, and
(c) matters that could not reasonably be expected to have a Material Adverse Effect immediately prior to the commencement of the Bankruptcy Case.

          5.9 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All historical financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP, except that interim financial statements may not conform to GAAP in all respects but will be consistent with all financial statements prepared in accordance with GAAP, and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended.

         5.10   INTENTIONALLY OMITTED.

         5.11 EMPLOYEE BENEFITS. As of the Closing Date: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC; (ii) each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under
Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status;
(iii) there are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower; (iv) as of the most recent actuarial valuation, no Plan subject to Title IV of ERISA had any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower; (v) neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower; (vi) neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower; (vii) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan; (viii) other than in connection with the Bankruptcy Case no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower; and
(ix) Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

         5.12 ENVIRONMENTAL CONDITION. Except as set forth on SCHEDULE 5.12, to the best of Borrower's knowledge: (i) none of Borrower's properties has been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials which could reasonably be expected to have a Material Adverse Effect; (ii) none of Borrower's properties has been designated or identified pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no lien arising under any environmental protection statute has attached to any revenues or material property owned or operated by Borrower; and (iv) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment which could reasonably be expected to have a Material Adverse Effect.

         5.13 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 ACCOUNTING SYSTEM. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2 MONTHLY REPORTS. At Foothill's request, Borrower shall deliver to Foothill: (a) no later than the tenth (10th) day of each month during the term of this Agreement (in each case as of the last day of the preceding month), a schedule of the Accounts; and (b) no later than the twenty fifth (25th) day of each month a reconciliation statement. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports and sales journals. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

          6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within forty five (45) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period (each without footnotes); and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications (other than those resulting from the Bankruptcy Case or the circumstances underlying the same), by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request as such accountants deem appropriate. Foothill will use its best efforts to notify Borrower prior to communicating with Borrower's accountants; PROVIDED, HOWEVER, that Foothill shall not have any liability to Borrower if it fails to give such notice. If Borrower is a parent company of one or more active subsidiaries, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, promptly after the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

                Each month, together with the financial statements provided pursuant to SECTION 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that to the best of such person's knowledge, after due inquiry: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder fairly present the information contained therein in all material respects, and where applicable, have been prepared in accordance with GAAP (in the case of interim financials, subject to year end adjustments); (ii) Borrower is in timely compliance in all material respects with its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                Borrower shall deliver to Foothill, as such times as Foothill requests, satisfactory evidence of the status of payment: (a) to the lessors of its store locations of rents and all other monies payable under the leases for such locations; and (b) to the lessees operating the shoe departments and jewelry departments in its stores of all monies payable to them by Borrower. Foothill acknowledges that Borrower's rent list is satisfactory for its store locations.

          6.4 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.5 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than weekly, execute and deliver to Foothill a designation of Inventory specifying Borrower's cost and the retail value of Borrower's Inventory, and further specifying such other information as Foothill may reasonably request.

          6.6 STORE OPENINGS AND CLOSINGS. Borrower shall give Foothill reasonable prior notice of new store openings and closing of its stores.

          6.7 INVENTORY AUDITS. Borrower shall continue to engage such firms as are acceptable to Foothill conduct regular, independent, third party physical counts of Inventory (and for this purpose Rainier Inventory Service and Washington Inventory Service are acceptable to Foothill). Borrower hereby irrevocably authorizes and directs its inventory counting firms to deliver to Foothill, at its request and at Borrower's expense, its inventory reports. Inventory in each of Borrower's stores must be physically counted at least once in each year.

          6.8 REAL PROPERTY LEASES. Borrower shall make timely payment of all rents falling due after the commencement of the Bankruptcy Case on real property leases where Borrower is lessee and continues to operate, unless such payments are contested in good faith by Borrower and the failure to pay such monies could not reasonably be expected to have a Material Adverse Effect. Borrower shall also make timely payments with respect to merchandise sold after the commencement of the Bankruptcy Case to each of the lessees operating the shoe departments and jewelry departments in its stores, unless such payments are contested in good faith by Borrower and the failure to pay such monies could not reasonably be expected to have a Material Adverse Effect, and in the event that Borrower does not make such payments, Foothill may, in its discretion establish reasonable reserves for delinquent payments.

          6.9 TAXES. Except for taxes owed prior to the date hereof, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period unless such assessments or taxes are being contested in good faith by Borrower and the failure to make such payments could not reasonably be expected to have a Material Adverse Effect. Except for taxes owed prior to the date hereof, Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Except for taxes owed prior to the date hereof, Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

         6.10   INSURANCE.

                (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation consistent with past practice.

                (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as loss payee thereof as it relates to the Collateral, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy as it relates to the Collateral, shall be payable to Foothill to be applied on account of the Obligations.

         6.11 CHANGE NAME. Borrower shall provide Foothill with not less than thirty (30) days prior written notice before it changes its name, FEIN, business structure or identity, or adds any new fictitious names.

         6.12 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

         6.13 LOCATION OF INVENTORY. Borrower shall keep the Inventory (other than Inventory in transit) only at the locations identified on SCHEDULE 6.13; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.13 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory is moved to such new location, so long as such new location is within the United States, and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected Foothill's security interests in such assets. Borrower shall use its best efforts to provide to Foothill a landlord's waiver in form and substance reasonably satisfactory to Foothill for each new location.

         6.14 COMPLIANCE WITH LAWS. Other than with respect to the Tax Payment, Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.15   EMPLOYEE BENEFITS.

                (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

                (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA;
(vi) the adoption of any new Plan that is subject to Title IV of ERISA or
Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 DISTRIBUTIONS. Make any distribution or declare or pay any cash dividends on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

          7.2 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                (a) Indebtedness evidenced by this Agreement and the other Loan Documents;

                (b) Indebtedness incurred prior to the commencement of the Bankruptcy Case, including Indebtedness under the Original Loan Agreement;

                (c)      Indebtedness secured by Permitted Liens;

                (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (e) and (f) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,
(ii) the net cash proceeds of such refinancings, renewals, or extensions do not exceed the sum of (A) the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended and (B) any accrued but unpaid interest thereon, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness;

                (e) Capital leases and purchase money Indebtedness incurred in the acquisition of equipment or other assets;

                (f) Other Indebtedness relating to capital expenditures permitted under SECTION 7.11;

                (g)      Indebtedness relating to insurance premium financing;

                (h) Indebtedness relating to trade accounts payable or Borrower's controlled disbursement account;

                (i) Borrower's guaranty of the lease of Borrower's distribution center in Kent, Washington; and

                (j) Indebtedness incurred during the Bankruptcy Case that would be an expense of administration and is unsecured.

          7.3 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
SECTION 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

          7.4 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization unless Borrower is the surviving entity, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of related transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired.

          7.5 MAINTENANCE OF NET WORTH. Borrower shall not allow its Net Worth to be less than Fourteen Million Dollars ($14,000,000) at the end of any fiscal quarter. "Net Worth" at the end of any fiscal quarter means stockholders equity as presented on the financial statements of Borrower for such quarter, as filed with the SEC (determined in accordance with GAAP), adjusted to exclude, without duplication (i) writeoffs of unamortized financing fees, goodwill and other intangible assets; (ii) reserves recorded in accordance with GAAP in connection with the closing of stores; (iii) from and after October 29, 1994, reductions resulting from (x) non-cash charges (including, without limitation, charges associated with LIFO/RIM adjustments, depreciation and amortization, straight line rent, deferred financing fees and non-cash interest) or (y) costs associated with the Bankruptcy Case and Borrower's efforts to implement a plan of reorganization thereunder; (iv) the effect of any adoption or change in GAAP, whether elected by Borrower or imposed upon Borrower to be in compliance with GAAP; and (v) reductions resulting from non-cash interest on Borrower's outstanding Indebtedness.

          7.6 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary course of Borrower's business.

          7.7 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except for Borrower's guarantee of the lease of its distribution center located in Kent, Washington, and except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

          7.8 RESTRUCTURE. Make any change in Borrower's financial structure that could reasonably be expected to have a Material Adverse Effect, or change the principal nature of Borrower's business operations, or the date of its fiscal year.

          7.9   PREPAYMENTS.  Prepay any Indebtedness owing to any third Person.

         7.10 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

         7.11 CAPITAL EXPENDITURES. Make any capital expenditure during the fiscal year ending January 31, 1996, where the aggregate amount of such capital expenditures (net of any landlord reimbursements) in such fiscal year of Borrower is in excess of Two Million Dollars ($2,000,000).

         7.12 ACCOUNTING METHODS. Modify or change its method of accounting (other than the change from "LIFO" to "FIFO" method of inventory accounting) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition.

         7.13 INVESTMENTS. Except as set forth on SCHEDULE 7.13, directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.

         7.14   TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 7.14, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

         7.15 SUSPENSION. Except for contemplated store closings disclosed in advance to Foothill by Borrower, staff reductions and related changes, suspend or go out of a substantial portion of its business.

         7.16 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

         7.17 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY WITH BAILEES. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected Foothill's security interests and also uses its best efforts to provide to Foothill a landlord's waiver in form and substance reasonably satisfactory to Foothill. Except for Inventory in Borrower's distribution center in Kent, Washington, the Inventory shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, or any material term, provision, condition, covenant or agreement in any of the other Loan Documents or in any other present or future agreement between Borrower and Foothill relating to the subject matter of this Agreement; PROVIDED, that if such failure or neglect arises under SECTIONS 6.2, 6.3 or 6.4 and such failure or neglect is not cured within five (5) Business Days of its occurrence;

          8.3 If there is a material impairment of the value or priority of Foothill's security interests in the Collateral;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.5 If the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code;

          8.6   If a trustee is appointed for Borrower in the Bankruptcy Case;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for more than ten (10) days; PROVIDED, HOWEVER, that during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances hereunder;

          8.8 Except for possible liens in respect of the Tax Payment which are junior to Foothill's security interests, if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.9 Except for possible liens in respect of the Tax Payment which are junior to Foothill's security interests, if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

         8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons, and if such Persons have obtained relief from the automatic stay under Section

362 of the Bankruptcy Code which might have a material adverse effect on the Collateral or Borrower's business;

         8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except for payments in Borrower's capital stock, or to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

         8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by any Authorized Officer of Borrower, or if any such warranty or representation is withdrawn;

         8.13   (a)      With respect to any Plan, the occurrence of any of the
following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (v) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Multiemployer Plan; (vi) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (vii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (viii) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC.

                (b) The Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed Three Million Dollars ($3,000,000).

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuation of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                (d) After Foothill has declared the Obligations due and payable pursuant to SECTION 9.1(A), settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers commercially reasonable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                (e) Without notice to or demand upon Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                (f) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                (g) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill which constitute Collateral, and any amounts received in the Blocked Account, to secure the full and final repayment of all of the Obligations;

                (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                (i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                (j) Foothill shall give notice of the disposition of the Collateral as follows:

                         (1)  Foothill shall give Borrower and each holder of a
security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                         (2)  The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in SECTION 12, at least five
(5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                         (3)  If the sale is to be a public sale, Foothill also
shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                (k) Foothill may credit bid and purchase at any public sale; and

                (l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES REGARDING THE COLLATERAL.

          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

         11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

         11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

         11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents (the "Indemnified Parties") harmless against all obligations, demands, claims, and liabilities claimed or asserted by any other Person and all losses, including reasonable attorneys fees and disbursements incurred or paid by the Indemnified Parties, in each case arising out of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Borrower shall not be liable (i) with respect to any obligation, demand, claim, liability or loss arising from the gross negligence or willful misconduct of any Indemnified Party, (ii) with respect to any settlement made without its consent (which consent will not be unreasonably withheld) or (iii) for the fees and disbursements of more than one separate firm of attorneys at any time for all the Indemnified Parties, which firm shall be chosen by Foothill. This provision shall survive the termination of this Agreement.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

     If to Borrower:     LAMONTS APPAREL, INC., Debtor-In-Possession
                              3650 131st Street S.E.
                              Bellevue, Washington 98006
                              Attn.:  Earle Spokane, Chief Financial Officer

     With copy to:       JOSEPH E. MEYERS
                              Warnaco, Inc.
                              325 Lafayette Street
                              Bridgeport, Connecticut 06601

     If to Foothill:     FOOTHILL CAPITAL CORPORATION
                              11111 Santa Monica Boulevard
                              Suite 1500
                              Los Angeles, California 90025-3333
                              Attn.:  Business Finance Division Manager

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE, IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW. TO THE EXTENT THAT FEDERAL LAW WOULD SEEK TO APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE, FOR THE PURPOSES OF THIS AGREEMENT, THE PARTIES AGREE THAT THE LAWS OF THE STATE OF CALIFORNIA (EXCLUSIVE OF SECTION 9102(4)-(7) OF THE CODE, AND SECTIONS 580(D) AND 726 OF THE CODE OF CIVIL PROCEDURE), SHALL BE USE TO SUPPLEMENT APPLICABLE FEDERAL LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          Except for Negotiable Collateral, all documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

         15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

         15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment.

         15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

         15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

         15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

         15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

         15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.

        15.10 CREDIT CARD AGREEMENTS. Nothing in this Agreement or the other Loan Documents shall prohibit or restrict Borrower from maintaining, continuing or performing its obligations under, its credit card programs with Card Establishment Services, Inc., American Express Card Services, Inc. and Discover Card Services, Inc. National City Corporation, or under similar credit card programs established from time to time.

        15.11 CONFIDENTIALITY. Foothill shall, and shall cause each of its representatives, each of the Participants and each representative of the Participants to keep confidential all non-public information relating to, or provided by or on behalf of Borrower, unless disclosure of such information is required by law, and such Persons shall use such information only for the purposes contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                         FOOTHILL CAPITAL CORPORATION,
                         a California corporation


                         By:
                             ---------------------------------------------------
                         Title:
                                ------------------------------------------------


                         LAMONTS APPAREL, INC.,
                         a Delaware corporation, Debtor-In-Possession


                         By:
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                         Title:
                                ------------------------------------------------